UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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FRONT YARD RESIDENTIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

SNOW PARK CAPITAL PARTNERS MASTER FUND, LP

SNOW PARK CAPITAL PARTNERS, GP

SNOW PARK CAPITAL PARTNERS, LP

SNOW PARK CAPITAL MANAGEMENT, LLC

JEFFREY PIERCE

JPL OPPORTUNITY FUND LP

SOARING EAGLE LLC

JPL MANAGEMENT SERVICES LLC

JPL ADVISORS LLC

LAZAR NIKOLIC

PHILIP R. CHAPMAN

JAY S. NICKSE

WICKAPOGUE STRUCTURED CREDIT FUND, LP

Wickapogue GP, LLC

TradeTwins Ventures, LLC

Leland Abrams

Timberline Fund, LP

Timberline Fund GP, LLC

Wynkoop, LLC

Brandon Jundt

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Snow Park Capital Partners, LP, together with the other participants named herein (collectively, “Snow Park”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Snow Park’s slate of highly qualified director nominees to the Board of Directors of Front Yard Residential Corporation, a Maryland corporation (the “Company”), at the Company’s upcoming 2019 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 9, 2019, Snow Park issued the following press release, which was also posted by Snow Park to www.RenewRESI.com:

Snow Park Highlights Conflicts and Flaws in Front Yard’s Amended External Management Agreement

Sends Letter to Stockholders Exposing That the Amended Agreement Perpetuates the Same “Growth at All Costs” Strategy That Has Led to $500+ Million in Value Destruction Since 2015

Contends That New Agreement Weakens Some of the Company’s Key Rights and Does Not Even Contemplate Total Shareholder Returns as a Performance Metric for Altisource Asset Management Corporation

Reminds Stockholders That George Ellison is CEO and a Director of Both Companies, including Chairman of Altisource Asset Management Corporation

Questions How Front Yard’s Independent Directors – Who Are Bound by Fiduciary Duties – Could Support an Agreement That Incentivizes Front Yard’s External Manager to Grow its Fees at the Expense of NAV Realization

Urges Stockholders to Vote the BLUE Proxy Card to Elect the Full Snow Park Slate, Which Will Bring Independent Stockholder Voices to the Boardroom and Push for a Strategic Review of All Alternatives

NEW YORK--(BUSINESS WIRE)--Snow Park Capital Partners, LP (together with its affiliates, “Snow Park” or “we”), a significant long-term stockholder of Front Yard Residential Corporation (NYSE: RESI) (“Front Yard” or the “Company”), which together with the other participants in its solicitation beneficially owns approximately 2.1% of the Company’s outstanding shares, today sent a letter to stockholders in connection with its nomination of three highly-qualified, independent candidates – stockholders Leland Abrams, Lazar Nikolic and Jeffrey Pierce – for election to the Company’s Board of Directors at the upcoming annual meeting of stockholders. The letter focuses on what Snow Park believes are value-destructive amendments to Front Yard’s external management agreement with Altisource Asset Management Corporation – changes that we feel perpetuate the same problems that led to the value erosion in the first place.

Snow Park urges all stockholders to vote the BLUE proxy card today. For more information and voting resources, please visit www.RenewRESI.com.

Below is the full text of the letter.

***

May 9, 2019

Dear Fellow Stockholders,

Snow Park Capital Partners, LP (together with its affiliates, “Snow Park” or “we”) believes that stockholders of Front Yard Residential Corporation (“Front Yard” or the “Company”) continue to endure indefensible underperformance and staggering value destruction that can only be reversed by a reconstituted Board of Directors (the “Board”) that possess the experience, expertise, independence, and will to implement a credible strategy for realizing management’s stated Net Asset Value (“NAV”) of $17.50 per share.1 The facts are clear to us: Front Yard’s share price is down roughly 50% since 2015 due to strategic lapses that include significant NAV erosion, uncontrolled expenses and balance sheet deterioration. Now, rather than finally heed stockholders’ call for an actionable plan to generate returns for the first time in four years, we feel the incumbent Board has once again misled Front Yard’s real owners in order to put management’s interests first.

We firmly believe that Front Yard’s amended external management agreement with Altisource Asset Management Corporation (“AAMC”) incentivizes reckless growth and fuels the same conflicts that have led to stockholder losses.2 We urge all stockholders to recognize that this development is not the ingredient of a successful strategy for realizing the tremendous real estate value that remains trapped within Front Yard’s underperforming shares. To the contrary, Snow Park feels the amendments actually further misalign the interests of management and stockholders – making the need for real ownership perspectives in the boardroom all the more important.

We Believe Front Yard’s Amended Agreement with AAMC Perpetuates Conflicts and Benefits Management Rather Than Stockholders

As a consequence of the amended agreement, we believe stockholders have been forced to sacrifice valuable flexibility and leverage over AAMC. Moreover, instead of being held to account for the poor returns it has generated, AAMC has now been provided with an unwarranted extension for five years, thereby perpetuating its sub-par management.

We feel stockholders must focus on what has really occurred this week despite Front Yard’s best efforts to mischaracterize the amended agreement as a victory: the Board and management have perversely crystalized a flawed structure and an incentive package with its external manager that preserves the status quo and offers zero accountability for stockholder returns. Snow Park believes this should be particularly disheartening to all stockholders given that we have collectively lost more than $500 million in value since 2015 at the hands of this manager. Meanwhile, our “independent” directors have rewarded AAMC with a contract extension and a pat on the back to keep going.

Unfortunately, yesterday’s development does not come as a surprise to us given the obvious web of conflicts that exist at Front Yard and AAMC. George Ellison is not only the chief executive at both companies, but also the Chairman at AAMC (where he is a large stockholder) and a director on Front Yard’s Board. Mr. Ellison is supervised by a Board that includes his former colleagues from Bank of America and many of the same directors that presided over the massive destruction of wealth that stockholders have suffered since he took over in 2015.

Our view is that these facts should only reinforce to stockholders that highly-qualified, independent and impartial voices are needed in the boardroom to ensure that actions are taken with the best interests of stockholders – the true owners of the Company – in mind. If elected, Snow Park’s nominees will serve as this truly independent check on what we consider to be the incumbent Board’s self-serving decisions and its growth-at-all-costs business plan that does not aim to finally deliver returns after years of stockholder suffering.

1 A NAV of $17.50 was set forth in Front Yard Residential Corp.’s February 2019 earnings call transcript.

2 Front Yard Residential Corporation’s Form 8-K, Filed May 8, 2019

Disrupt the Status Quo: Elect Directors That Will Prioritize Stockholder Returns and Not the Blind Growth Incentivized Under the Amended Agreement

On the heels of the amended AAMC agreement, which appears to have emboldened Front Yard’s leaders, we feel stockholders should be more concerned than ever about the damage that can be done by a poorly-supervised management team that is incentivized to overlook the Company’s excessive leverage and high General & Administrative (“G&A”) expenses on route to pursuing unprofitable growth. Fortunately, there is an alternative to the status quo that can bring checks and balances to the Board.

We urge stockholders to elect Snow Park’s slate of highly-qualified and independent nominees – stockholders Leland Abrams, Lazar Nikolic and Jeffrey Pierce – that possesses truly additive experience with respect to acquisitions, operations, portfolio management and governance in the Real Estate Investment Trust (“REIT”) sector. Our nominees not only bring superior expertise and understanding of the REIT landscape, but each of Snow Park’s director candidates understands the fundamentals and operating realities of the single-family resident market due to their respective experiences analyzing, investing in, and overseeing the management of individual properties across various markets. These are the types of qualifications that Front Yard’s current independent directors lack, in our view, as evidenced once again this week by their capitulation on the amended AAMC agreement.

In addition to their additive abilities and perspectives, our nominees stand for sharper strategic thinking across the business, enhanced accountability for management, improved governance, and open-mindedness with regard to retaining experts to help conduct a strategic review and evaluate all alternatives. In contrast to our slate’s philosophy, we believe the current Board is comfortable with the same growth-at-all-costs approach that fails to consider Front Yard’s structural limitations, including its highly-leveraged balance sheet and industry-worst G&A expenses.

We Believe the Snow Park Slate – Unlike the Incumbent Board – Has the Independence and Vision to Push Front Yard to Realize the Tremendous Real Estate Value Trapped Within its Shares

As previously disclosed, if elected to the Board, our plan is to evaluate several potential paths to realizing management’s stated NAV of $17.50 per share3 – which represents a sizable premium relative to Front Yard’s presently underperforming shares. These paths include:

1. Full Sale of the Company – Given that there has been a tremendous amount of private capital flowing into real estate investment vehicles in recent years, we believe now is the time for Front Yard to consider exploring a sale to a company with the operating efficiencies and scale to realize the full value of the portfolio. Despite yesterday’s development, we still believe this option offers stockholders significant benefits, including realizing a sizable premium on Front Yard’s underperforming shares. Management has only offered growth – despite Front Yard’s valuation gap and no identifiable capital sources – as a strategy.

3 A NAV of $17.50 was set forth in Front Yard Residential Corp.’s February 2019 earnings call transcript.

2. Asset Sales to De-Lever and Grow Distributions – The significant amount of private capital that has flowed into real estate investment vehicles provides a tailwind for Front Yard to explore an orderly sale process for parcels within its portfolio. We believe this option – although secondary to an outright sale – still offers stockholders significant benefits over time, including decreasing Front Yard’s valuation gap and returning capital to stockholders. To the contrary, management and the incumbent Board continue to blindly speak about growth despite the destructive results that its leveraged-fueled acquisition spree has led to over the past four years.

3. Cost-Cutting Initiatives to Pursue Profitability at 16,000 Home Level – If necessary, Front Yard can drastically reduce costs across the board to try to demonstrate to stockholders that 16,000 homes can be operated profitably. Executing at this scale could possibly enable the Company to issue more equity at reasonable levels and increase scale. Simply put, the Company has leveraged nearly every asset it has – it is not realistic to expect stockholders to fund growth if management cannot maintain a reasonable fixed cost structure.

We urge Front Yard stockholders to vote FOR all three of Snow Park’s highly-qualified, independent nominees on the BLUE Proxy Card and to return it in your postage-paid envelope provided. If you have already voted Front Yard’s proxy card, you can change your vote by providing a later dated BLUE proxy.

Should you have any questions or need assistance with voting, please contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

PROTECT YOUR INVESTMENT. PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY!

Sincerely,
Jeffrey Pierce

***

About Snow Park

Snow Park Capital Partners, LP is a privately-held investment manager that specializes in investing in publicly-traded real estate securities across the capital structure. Based in New York City and founded by Jeffrey Pierce, the firm focuses on producing strong risk-adjusted returns for a diverse investor base of public institutions, private entities and qualified individual clients.

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